                                                                  EXHIBIT 10.10

                                TABLE OF CONTENTS

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ARTICLE I - DEFINITIONS.........................................................     1
         1.1           Act......................................................     1
         1.2           Affiliate................................................     1
         1.3           Clinical Tests...........................................     1
         1.4           Co-Developed Device......................................     2
         1.5           Co-Developed Technology..................................     2
         1.6           Effective Date...........................................     2
         1.7           FDA......................................................     2
         1.8           Field....................................................     2
         1.9           GCP......................................................     2
         1.10          GLP......................................................     2
         1.11          GMP......................................................     2
         1.12          Gross Sales..............................................     2
         1.13          ICG......................................................     2
         1.14          IDE......................................................     2
         1.15          IND......................................................     3
         1.16          IRIDEX Technology........................................     3
         1.17          Know-How.................................................     3
         1.18          NDA......................................................     3
         1.19          Net Sales................................................     3
         1.20          PDTI Drug................................................     3
         1.21          PDTI Drug................................................     4
         1.22          PDTI Technology..........................................     4
         1.23          Photodynamic Therapy.....................................     4
         1.24          PMA......................................................     4
         1.25          Preclinical Tests........................................     4

ARTICLE II - OWNERSHIP AND LICENSE..............................................     4

         2.1           Ownership of Technology..................................     4
         2.2           License to IRIDEX........................................     4
         2.3           License to PDTI..........................................     4
         2.4           Exclusivity..............................................     5
         2.5           Conditions to Consents...................................     5

ARTICLE III - RESEARCH, DEVELOPMENT AND FUNDING.................................     6

         3.1           Research; Development and Preclinical Tests of Co-
                       Developed Devices........................................     6
         3.2           Clinical Tests of Co-Developed Devices...................     6
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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         3.3           Regulatory Submissions...................................     6

ARTICLE IV - MARKETING AND TRADEMARKS...........................................     6

         4.1           Collaboration in Marketing...............................     6
         4.2           Protection and Use of Trademarks.........................     7

ARTICLE V - PAYMENTS AND ACCOUNTING.............................................     7

         5.1           Payment of Preclinical and Clinical Costs................     7
         5.2           Payment of Royalties.....................................     7
         5.3           Payment..................................................     7
         5.4           Late Payments............................................     7
         5.5           Books and Records........................................     7

ARTICLE VI - REGULATORY RESPONSIBILITIES........................................     8

         6.1           Compliance With Applicable Law...........................     8
         6.2           FDA Action...............................................     8

ARTICLE VII - PATENTS...........................................................     8

         7.1           Patents..................................................     8
         7.2           Patent Infringement by Third Parties.....................     9
         7.3           Initiation of Action by PDTI or IRIDEX...................     9
         7.4           Claims Against PDTI or IRIDEX............................     9
         7.5           Damages to Third Party...................................     9

ARTICLE VIII - PUBLICATIONS AND CONFIDENTIALITY.................................    10

         8.1           Publication..............................................    10
         8.2           Confidential Information.................................    10
         8.3           Limitations on Confidentiality...........................    10

ARTICLE IX - WARRANTIES OF PDTI.................................................    11

ARTICLE X - WARRANTIES OF IRIDEX................................................    11

        10.1          Warranty..................................................    11
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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
         10.2          Reasonable Commercial Efforts............................      11
         10.3          No Other Product Warranties..............................      11

ARTICLE XI - MUTUAL WARRANTIES..................................................      11

         11.1          Right, Power and Authority to Execute....................      11
         11.2          Corporate Good Standing..................................      11
         11.3          Duration of Representations and Warranties...............      12

ARTICLE XII - TERM & TERMINATION................................................      12

         12.1          Term of Agreement........................................      12
         12.2          Termination for Material Breach..........................      12
         12.3          Termination for Insolvency...............................      12
         12.4          Effect of Expiration or Termination......................      12

ARTICLE XIII - INDEMNIFICATION..................................................      13

         13.1          PDTI Indemnity...........................................      13
         13.2          IRIDEX Indemnity.........................................      13
         13.3          Notice of Defense of Actions.............................      13

ARTICLE XIV - MISCELLANEOUS.....................................................      14

         14.1          Force Majeure............................................      14
         14.2          Relationship.............................................      14
         14.3          Governing Law............................................      14
         14.4          Notice...................................................      14
         14.5          Legal Construction.......................................      15
         14.6          Entire Agreement, Modifications, Consents, Waivers.......      15
         14.7          Section Headings: Construction...........................      16
         14.8          Execution Counterparts...................................      16

ARTICLE XV - BINDING EFFECT; ASSIGNMENT.........................................      16

ARTICLE XVI - RESOLUTION OF DISPUTES............................................      16

         16.1          Mediation................................................      16
         16.2          Arbitration..............................................      17

                   PDTI/IRIDEX - DEVELOPMENT AND DISTRIBUTION

                     DEVELOPMENT AND DISTRIBUTION AGREEMENT


               THIS OPHTHALMIC DEVICE DEVELOPMENT AND DISTRIBUTION AGREEMENT ("Agreement") entered into this 28th day of May, 1996, between PDT, Inc., with corporate offices at 7408 Hollister Avenue, Santa Barbara, California 93117 (hereinafter referred to as "PDTI") and, IRIDEX Corporation, with corporate offices at 340 Pioneer Way, Mountain View, California 94041 (hereinafter referred to as "IRIDEX").

               WHEREAS, PDTI is a pharmaceutical and medical device company which, using its proprietary technology and know-how, has developed and will continue to develop, on its own or in collaboration with third party vendors, photoreactive drugs and related light devices for use in photodynamic therapy;

               WHEREAS, IRIDEX is a medical device company which, using its proprietary technology and know-how, has developed and will continue to develop, on its own or in collaboration with third party vendors, medical devices;

               WHEREAS, PDTI and IRIDEX wish to enter into this Agreement which will provide for the co-development of technology and devices for use in photodynamic therapy in ophthalmology.

               NOW, THEREFORE, in consideration of the mutual covenants exchanged herein, the parties agree as follows:


                             ARTICLE I - DEFINITIONS

               1.1 Act. The term "Act" shall mean the Food, Drug & Cosmetic Act (21 U.S. Section 301, et seq.) as such shall be amended from time to time and regulations promulgated thereunder.

               1.2 Affiliate. The term "Affiliate" shall mean, with respect to any specified party, any company that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the party specified. For purposes of this definition, "Control" including with correlative meanings, the terms "controlled by" and "under common control with" means ownership directly or indirectly of more than fifty percent (50%) of the equity capital having the right to vote for election of directors (or in the case of an entity other than a corporation, the equivalent management authority).

               1.3 Clinical Tests. The term "Clinical Tests" shall mean any tests performed on humans in preparation and support of regulatory submissions.

               1.4 Co-Developed Device. The term "Co-Developed Device" shall mean any instrument, device or product, or functionally separable component thereof, that embodies, incorporates, is comprised of, functions or is produced by means of, or derives its utility from any Co-Developed Technology.

               1.5 Co-Developed Technology. The term "Co-Developed Technology" shall mean all Know-How conceived, made, created, developed, produced, designed or reduced to practice, jointly by PDTI and IRIDEX, or their respective Affiliates, during the course and as a result of the performance of work or services after June 7, 1995.

               1.6 Effective Date. The "Effective Date" of this Agreement shall be the date first written hereinabove upon the execution of this Agreement by the last of the parties to sign.

               1.7 FDA. The term "FDA" shall mean the United States Food and Drug Administration or any successor agency having the administrative authority to regulate the approval for testing or marketing of human pharmaceutical, biological medical or medical device products in the United States (or, where appropriate, the equivalent governmental authority in any foreign country).

               1.8 Field. The term "Field" shall mean any application of Photodynamic Therapy in ophthalmology.

               1.9 GCP. The term "GCP" shall mean the applicable current good clinical practices promulgated from time to time by the FDA in accordance with the Act, and which may be amended from time to time (or the equivalent in any foreign country).

               1.10 GLP. The term "GLP" shall mean the applicable current good laboratory practices promulgated from time to time by the FDA in accordance with the Act, and which may be amended from time to time (or the equivalent in any foreign country).

               1.11 GMP. The term "GMP" shall mean the applicable current good manufacturing practices promulgated from time to time by the FDA in accordance with the Act, and which may be amended from time to time (or the equivalent in any foreign country).

               1.12 Gross Sales. The term "Gross Sales" shall mean the final gross invoiced price from the sale of Co-Developed Devices by the seller (and its Affiliates, sublicensees or marketing partners). In the event of a sale of a Co-Developed Device to an Affiliate or sublicensee, and the subsequent resale by such Affiliate or sublicensee, Gross Sales shall be computed on the basis of such subsequent resale.

               1.13 ICG.  The term "ICG" shall mean indocyanine green.

               1.14 IDE. The term "IDE" shall mean an "investigational device exemption" application or any other application submitted to the FDA for the purpose of conducting clinical investigations of a device, and any supplement or abbreviated application thereof (or the equivalent in any foreign country).

               1.15 IND. The term "IND" shall mean an "investigational new drug" application or any other application submitted to the FDA in accordance with the Act for the purpose of conducting clinical investigations of a drug and any supplement or abbreviated application thereof (or the equivalent in any foreign country).

               1.16 IRIDEX Technology. The term "IRIDEX Technology" shall mean all Know-How owned by or licensed to IRIDEX or any of its Affiliates other than Co-Developed Technology.

               1.17 Know-How. The term "Know-How" shall mean all ideas, concepts, inventions (whether or not patentable), discoveries, improvements, unpublished research and development information, information disclosed (whether or not claimed) in Patent applications or in issued Patents, trade secrets, technical and other information and data, including, without limitation: apparatus; compositions; methods; processes; techniques; controls; routines; systems (including quality assurance systems); procedures; reports; operating, test and performance data; and process, mechanical, material and product specifications.

               1.18 NDA. The term "NDA" shall mean a New Drug Application or other premarket approval application for a Photodynamic Therapy drug, and any supplement or abbreviated application relating thereto, submitted to the FDA (or the equivalent in any foreign country).

               1.19 Net Sales. The term "Net Sales" shall mean Gross Sales less the following: tariffs, import or export duties, excise, value-added, use and sales taxes, where such tariffs, duties or taxes are separately stated as part of the sales price; customary trade, distributor, quantity and cash discounts actually given; rebates and adjustments required by governmental entities and made pursuant to governmental or private third-party health or medical insurance programs; allowances or credits for returns or rejections. In the event of a sale to an Affiliate or sublicensee, and the subsequent resale by such Affiliate or sublicensee, Net Sales shall be computed on the basis of such subsequent resale. In the event that any Co-Developed Device is sold as a component of another product, "Net Sales" shall mean the portion of such other product's invoice price that is allocable to the Co-Developed Device based on the customary price of the Co-Developed Device when sold separately or, in the absence of such customary price, on the ratio of the cost of the Co-Developed Device to the total cost of such other product.

               1.20 Patents. The term "Patents" shall mean all United States and foreign patents, including improvement patents, patents of addition, patents of importation, certificates of invention, utility model and design patents, method patents, and all reissues, renewals and extensions thereof; and all United States and foreign patent applications, including original, divisional, continuation and continuation-in-part applications pending before any patent office.

               1.21 PDTI Drug. The term "PDTI Drug," shall mean any Photodynamic Therapy compound owned by or licensed to PDTI or any of its Affiliates, to the extent that PDTI has the right to use, make, sell or license such compound.

               1.22 PDTI Technology. The term "PDTI Technology" shall mean all Know-How owned by or licensed to PDTI or any of its Affiliates other than Co-Developed Technology.

               1.23 Photodynamic Therapy. The term "Photodynamic Therapy" shall mean the technique of diagnosis and/or treatment of abnormal or normal biological or medical conditions, either in-vivo or ex-vivo, through the use of drugs activated by any type of electromagnetic radiation or magnetic field.

               1.24 PMA. The term "PMA" shall mean a Pre-Market Approval Application, 510(k) Application or any other application for regulatory approval of Co-Developed Devices, and any supplement or abbreviated application relating thereto, submitted to the FDA (or the equivalent in any foreign country).

               1.25 Preclinical Tests. The term "Preclinical Tests" shall mean any nonhuman tests performed in preparation and support of a regulatory submission.


                       ARTICLE II - OWNERSHIP AND LICENSE

               2.1 Ownership of Technology. PDTI and IRIDEX shall jointly own the entire right, title and interest in and to all Co-Developed Devices and Co-Developed Technology. PDTI retains all right, title and interest in and to PDTI Technology, and IRIDEX retains all right, title and interest in and to IRIDEX Technology. PDTI shall retain the entire right, title and interest in and to all PDTI Drugs, and nothing in this Agreement shall give IRIDEX any rights in or to any PDTI Drugs.

               2.2 License to IRIDEX. Subject to the terms of this Agreement, PDTI hereby grants to IRIDEX an exclusive, worldwide license under the Co-Developed Technology to make, have made, use, offer for sale, import, export, distribute, and sell Co-Developed Devices in the Field. IRIDEX may sublicense, totally or in part, the rights granted to it under this Section 2.02, or may appoint one or more third parties to subdistribute Co-Developed Devices the Field; provided, however, (i) IRIDEX must notify PDTI, in writing, of each such sublicense or subdistributor at least fifteen (15) days in advance; (ii) IRIDEX remains responsible to PDTI for all contractual obligations of the sublicensee or subdistributor including, but not limited to, keeping of records, reporting of sales and payment of invoices, as if the sublicensee's or subdistributor's sales were IRIDEX's sales and (iii) the sublicensee or subdistributor agrees to be bound by the terms of this Agreement to the same extent as IRIDEX.

               2.3 License to PDTI. In the event that IRIDEX fails within a reasonable period of time to begin making a particular Co-Developed Device or after receipt of all applicable regulatory approvals for such Co-Developed Device to begin using or distributing a particular Co-Developed Device in the

Field, or decides to discontinue so making, using and distributing such Co-Developed Device, then the license granted to IRIDEX in Section 2.02 hereof shall no longer apply to such Co-Developed Device and IRIDEX shall thereupon be deemed to have granted to PDTI an exclusive, worldwide, paid-up license under the Co-Developed Technology and such IRIDEX Technology, as may be required, to make, use, distribute, and sell such Co-Developed Device in the Field. PDTI may thereafter sublicense, totally or in part, the rights granted to it under this
Section 2.03, or may appoint one or more third parties to subdistribute such Co-Developed Device in the Field; provided, however, (i) PDTI must notify IRIDEX, in writing, of each such sublicense or subdistributor at least (30) days in advance; (ii) PDTI remains responsible to IRIDEX for all contractual obligations of the sublicensee or subdistributor including, but not limited to, keeping of records, reporting of sales and payment of invoices, as if the sublicensee's or subdistributor's sales were PDTI's sales and (iii) the sublicensee or subdistributor agrees to be bound by the terms of this Agreement to the same extent as PDTI. If IRIDEX decides to discontinue so making, using or does not use reasonable commercial efforts to continue distributing such Co-Developed Device, it shall give PDTI written notice of such decision and agrees to continue making such Co-Developed Device for PDTI for a period of nine
(9) months after the date of delivery of such written notice or until PDTI determines that it is able to make such Co-Developed Device, whichever is sooner, whereupon IRIDEX shall transfer to PDTI, as no cost to PDTI, such information under the IRIDEX Technology as may be required for PDTI to make such Co-Developed Device.

               2.4 Exclusivity. During the term of this Agreement, except as permitted under Sections 2.02, 2.03 and 2.05 hereof or as otherwise agreed to in writing by the parties: (i) neither PDTI nor IRIDEX shall, directly or indirectly, grant any rights in, to or under the Co-Developed Technology to any third party; (ii) neither PDTI nor IRIDEX shall, directly or indirectly, make, use, sell, distribute or license Co-Developed Devices outside the Field; (iii) IRIDEX shall not, directly or indirectly, make, use, sell, distribute or license any Co-Developed Device with any Photodynamic Therapy drug other than PDTI Drugs; and (iv) IRIDEX shall not, directly or indirectly, make, use, sell, distribute or license any IRIDEX Technology or any products developed thereunder, in the Field, other than as required for the manufacture, use, sale, distribution or license of Co-Developed Devices in the Field. Notwithstanding any provision in this Agreement, the parties acknowledge and agree that nothing contained in this Agreement shall be deemed to restrict or prevent IRIDEX from engaging in any business or developing, making, using, selling, offering for sale, importing and exporting any products that are used in conjunction with ICG in IRIDEX's sole and absolute discretion.

               2.5 Conditions to Consents. In accordance with Section 2.04, prior to agreeing in writing to allow the other party (the "Granting Party") to grant any rights in, to or under the Co-Developed Technology to any third party with respect to any instrument, device or other product (hereinafter referred to as a "Third Party Co-Developed Device"), PDTI or IRIDEX, as the case may be, shall have the right to review and approve the terms of the arrangement between the Granting Party and such third party. The terms of such arrangements shall provide at a minimum that: (i) the Granting Party may sell Third Party Co-Developed Devices to such third party only for resale by such third party and the Granting Party shall not directly sell or provide products or services to the end user, and (ii) a royalty on the Net Sales of Third Party Co-Developed Devices shall be due to the other party at a rate pursuant to the royalty provisions set forth in Section 5.02. In the event that either PDTI or IRIDEX agrees to allow the other party to make, use, sell, distribute or license Co-Developed Devices outside the Field, the other party shall pay to the first party a mutually agreed to royalty on the Net Sales of such devices.


                 ARTICLE III - RESEARCH, DEVELOPMENT AND FUNDING

               3.1 Research; Development and Preclinical Tests of Co-Developed Devices. PDTI and IRIDEX agree to use reasonable efforts to cooperate in the joint development of Co-Developed Technology and Co-Developed Devices. Unless otherwise agreed to in writing by the parties, PDTI shall conduct all reasonably necessary Preclinical Tests of Co-Developed Devices, and IRIDEX shall manufacture Co-Developed Devices for use in such tests in quantities agreed to in writing by the parties. The actual costs of conducting such tests, including the actual costs of Co-Developed Devices manufactured by IRIDEX for such tests, shall be shared equally by PDTI and IRIDEX; provided, however, that such costs shall not include costs allocable to Preclinical Tests of PDTI Drugs.

               3.2 Clinical Tests of Co-Developed Devices. Unless otherwise agreed to in writing by the parties, PDTI shall conduct, or arrange for a third party to conduct, all reasonably necessary Clinical Tests of Co-Developed Devices. IRIDEX shall manufacture Co-Developed Devices for use in such tests in quantities agreed to in writing by the parties; the actual costs of such Co-Developed Devices shall be shared equally by PDTI and IRIDEX. All other costs of conducting Clinical Tests shall be paid by PDTI.

               3.3 Regulatory Submissions. Unless otherwise agreed to in writing by the parties, PDTI shall, with counsel of its choice, prepare, file and prosecute, in the name of PDTI and at PDTI's expense, any applicable regulatory submissions covering Co-Developed Devices, including any IDE, IND, NDA or NDA applications, with the exception of CDRH laser safety submissions, which shall be prepared by IRIDEX at IRIDEX's expense. The parties agree to cooperate to secure government or private price approvals and reimbursement qualifications in preparation for product launch of Co-Developed Devices in the Field. PDTI and IRIDEX agree to provide each other with access to information or data relating to Co-Developed Devices which the other may need for regulatory submissions or compliance. The actual costs of any regulatory submission shall be paid by PDTI.


                      ARTICLE IV - MARKETING AND TRADEMARKS

               4.1 Collaboration in Marketing. IRIDEX and PDTI shall collaborate in promotion and marketing activities with each other and with any third party permitted under the terms hereof to make, use, sell or distribute Co-Developed Devices, as applicable. IRIDEX or such third party, as applicable, shall be responsible for providing all necessary customer or other service, shipping and receiving, and invoicing services in support of the sales of Co-Developed Devices.

               4.2 Protection and Use of Trademarks. The registration, maintenance and protection of all trademarks, logos and/or trade dress owned by IRIDEX for use in connection with Co-Developed Devices shall be the responsibility of IRIDEX. The registration, maintenance and protection of all trademarks, logos and/or trade dress owned by PDTI for use in connection with Co-Developed Devices shall be the responsibility of PDTI. Each party shall have the right to use the trademarks, logos and/or trade dress of the other party in connection with Co-Developed Devices, provided that each party shall have the right to review and approve the inclusion or omission of its trademarks, logos and/or trade dress from the packaging and labeling of each Co-Developed Device.


                       ARTICLE V - PAYMENTS AND ACCOUNTING

               5.1 Payment of Preclinical and Clinical Costs. PDTI and IRIDEX shall review, on a quarterly basis, the costs of Preclinical Tests and Clinical Tests described in Sections 3.01 and 3.02 hereof, and shall determine the method by which to reconcile and reimburse each party. Invoices, including all applicable taxes or freight and other transportation charges stated thereon, shall be paid within thirty (30) days after date of invoice.

               5.2 Payment of Royalties. In consideration of the license granted
in Section 2.2 hereof, IRIDEX shall pay to PDTI royalties of [   *   ] on total
Net Sales of Co-Developed Devices. The royalties due under this Agreement shall be paid quarterly within thirty (30) days after March 31, June 30, September 30 and December 31, accompanied by a report containing sufficient information to enable the other party to verity the accuracy of the calculation of Net Sales on which such payment was based during the royalty period, including a statement of Net Sales. A reconciliation of the credits, allowances and rebates used to calculate Net Sales from Gross Sales shall be provided on an annual basis.

               5.3 Payment. All payments made pursuant to this Agreement shall be made in U.S. dollars.

               5.4 Late Payments. In the event any payment due pursuant to this Agreement is not paid within the time specified, in addition to remitting the amount of the payment as required by this Agreement, the late paying party shall pay the other party interest on such amount at the Prime Rate of Bank of America N.T. & S.A., San Francisco Branch, in effect on the date such payment was due; such interest being payable on demand together with all costs incurred by the collecting party to collect the amounts due hereunder, including, but not limited to, reasonable attorney fees and disbursements.

               5.5 Books and Records. PDTI and IRIDEX shall keep, and shall each cause its Affiliates and sublicensees to keep, full, true and accurate books of accounts and other records, for a period of five (5) years, containing sufficient detail as may be necessary for the other party to properly ascertain and verify the costs and royalties payable to it hereunder in accordance with generally accepted accounting principles. Upon either PDTI's or IRIDEX's request, the other party shall permit an independent certified accountant selected by the requesting party (except one to whom the other has

- -----------------
[*]  Confidential Treatment Requested
reasonable objection) to have access once each year during ordinary business hours to such records as may be necessary to determine the correctness of any report and payment made under this Agreement. If an audit shows that either party has overstated costs or underpaid royalties by ten percent (10%) or more, for the period covered by the audit, that party shall, in addition to immediately remitting the amount of cost overstatement or royalty underpayment, pay for the cost of such audit. In the event the audit shows that any party has understated costs or overpaid royalties, the party shall be allowed to remit an invoice for the cost understatement or royalty overpayment which the other party shall promptly pay, and the remitting party shall pay for the cost of the audit.


                    ARTICLE VI - REGULATORY RESPONSIBILITIES

               6.1 Compliance With Applicable Law. In exercising the rights, and in carrying out the duties and obligations set forth in this Agreement, each party agrees that it shall comply with all applicable state, federal and country laws or rules. Each party further agrees that it shall comply to the extent of its duties hereunder with all applicable state, federal or other rules and regulations governing the manufacture, records, distribution, promotion, marketing and sale of Co-Developed Devices and that it shall specifically comply with applicable GCPs, GLPs, GMPs or other equivalent regulatory requirements of any country.

               6.2 FDA Action. PDTI and IRIDEX shall promptly notify each other of, and shall provide copies of, any correspondence and other documentation received or prepared in connection with any FDA action or notification regarding Co-Developed Devices. PDTI and IRIDEX shall jointly determine whether a recall, field action, or other regulatory action is warranted. In the event of a total or partial recall of Co-Developed Devices, whether voluntary or mandated by law, PDTI and IRIDEX agree to cooperate fully with each other to effect such recall. In the event a recall results from the gross negligence or willful misconduct of either party, then that party, whether PDTI or IRIDEX, shall bear the expenses associated with such recall and, if the recall is due to PDTI's gross negligence or willful misconduct, PDTI shall refund to IRIDEX all royalties paid pursuant to Section 5.02 hereof in connection with the Co-Developed Devices so recalled. In the event a recall results from the gross negligence or willful misconduct of both PDTI and IRIDEX, then the parties shall equitably share the expenses associated with such recall, to the extent that each party is responsible.


                              ARTICLE VII - PATENTS

               7.1 Patents. If a patentable invention embodying Co-Developed Technology, or related to Co-Developed Devices or to the Field, is (a) conceived in the course of this Agreement and (b) reduced to practice either during the term of this Agreement or during the six (6) month period after its termination, PDTI and IRIDEX shall together determine whether to file patent applications covering the invention. Both parties agree to begin application and prosecution in a timely manner once patentable inventions are identified and disclosed. Any such patent applications shall be prepared by PDTI and filed jointly in the name of PDTI and IRIDEX. PDTI shall prepare, prosecute and maintain any and all Patents embodying Co-Developed Technology or related to Co-Developed

Devices or the Field. The reasonable costs thereof shall be shared equally by the parties. If PDTI elects not to prepare, prosecute or maintain any such Patent, IRIDEX shall have the right, but not the obligation, to do so in its own name and for its own benefit and PDTI agrees to execute an assignment of its rights in such Patent to IRIDEX. If PDTI and IRIDEX mutually agree in writing to allow either party to utilize any Patent outside the Field, such agreement shall include, at a minimum, terms as to the development, manufacture and royalty obligations of the parties. In the event of a disagreement between the parties, both parties agree to allow resolve the disagreement pursuant to Article 16.01.

               7.2 Patent Infringement by Third Parties. If, during the term of this Agreement, either PDTI or IRIDEX shall acquire knowledge or have reasonable cause to believe that any patent rights covering Co-Developed Devices or Co-Developed Technology are being infringed or used without authorization by any third party, either PDTI or IRIDEX shall promptly notify the other of such knowledge. PDTI and IRIDEX agree to cooperate in mailing prompt investigation of such possible infringement and to promptly meet to discuss the commercial impact of such third party infringement.

               7.3 Initiation of Action by PDTI or IRIDEX. If PDTI and IRIDEX determine to jointly institute any action in connection with the infringement described in Section 7.02, then PDTI and IRIDEX shall share equally in the costs of such action and in the full recovery of any money or other property collected by way of judgment, settlement (whether prior to or after the institution of any action or proceeding) or otherwise on any action initiated jointly by the parties. If either PDTI or IRIDEX determines not to be involved in any such action, then it will execute an assignment of its rights to the other party, and the other party may take all steps in the name of both parties which are necessary or advisable including, without limitation, the institution of any action or proceeding for the obtaining of damages or the enjoinment of any such infringement and to prosecute, settle, compromise or otherwise dispose of the same. That party, whether PDTI or IRIDEX, shall pay all costs incurred pursuant to this Section 7.03 and shall be entitled to the full recovery of any money or other property collected by way of judgment, settlement (whether prior to or after the institution of any action or proceeding) or otherwise on any action initiated by the party.

               7.4 Claims Against PDTI or IRIDEX. If any claim is made or action brought against PDTI or IRIDEX based on the claim that PDTI or IRIDEX is infringing any third party patent rights by virtue of the manufacture, use or sale of Co-Developed Devices or Co-Developed Technology hereunder, PDTI or IRIDEX shall promptly so notify the other. The parties shall then consult with each other as to the course of action to take relative to such third party claim and shall cooperate in defending or taking such other action as they shall reasonably agree with respect to such Co-Developed Devices or Co-Developed Technology. Each party hereto shall pay its own expenses in defending any such third party claim. Each shall solely be responsible for any infringement claims on that party's trademarks, Patents or other intellectual property and for all related damages incurred.

               7.5 Damages to Third Party. If, in any such action described in
Section 7.04, a court of competent jurisdiction determines that either PDTI or IRIDEX is obligated to pay damages to any third person (excluding trademark claims) because PDTI's or IRIDEX's manufacture, use, sale, distribution or licensing of Co-Developed Technology or Co-Developed Devices was held to be an infringement of a third party right, then the infringing party shall pay such damages; provided, however, that if PDTI and IRIDEX are determined to be jointly responsible, the parties shall share such damages to the extent that each party is determined to be responsible.


                 ARTICLE VIII - PUBLICATIONS AND CONFIDENTIALITY

               8.1 Publication. At least thirty (30) days prior to the time IRIDEX or PDTI submits any data or articles related to Co-Developed Technology or Co-Developed Devices for publication or presentation, the proposed publication or presentation must be sent to the other party for review and approval, provided that with respect to disclosures described in Section 8.03(i) below; such obligations shall be limited to consulting with the other party regarding appropriate requests for confidential treatment. If the other party so decides, such publication or presentation can be delayed as long as reasonably necessary to preserve U.S. or foreign patent or other property rights. Such approval shall not be unreasonably withheld.

               8.2 Confidential Information. Unless otherwise agreed to by the parties, the parties agree to maintain in confidence information relating to PDTI Technology, IRIDEX Technology, Co-Developed Technology or Co-Developed Devices (including without limitation, information developed in Preclinical Tests and Clinical Tests) and licenses, Patents, patent applications, technology or processes and business plans, in each case, of the other party, including information designated as confidential in writing from one party to another (all of the foregoing hereinafter referred to as "Confidential Information"), disclosed to the other and shall not, during the term of this Agreement and for a period of five (5) years thereafter, use such Confidential Information, except as permitted by this Agreement or disclose the same to anyone other than those of its officers, directors, employees, Affiliates and sublicensees as are necessary in connection with either parties' activities as contemplated in this Agreement.

               8.3 Limitations on Confidentiality. The obligation of confidentiality in Section 8.02 shall not apply to the extent that (i) a party is required to disclose information by applicable law, such as pursuant to Securities and Exchange Commission rules and regulations, or by order of a governmental agency or a court of competent jurisdiction; (ii) a party can demonstrate that the disclosed information was, at the time of disclosure, already in the public domain other than as a result of actions or failure to act of a party, its officers, directors, employees, Affiliates and sublicensees in violation hereof; (iii) the disclosed information was rightfully known by a party or its Affiliates or sublicensees (as shown by its written records) prior to the date of disclosure to the other party in connection with this Agreement; or (iv) the disclosed information was received by a party or its Affiliates or sublicensees on an unrestricted basis from a third party which is not the other party or an Affiliate of the other party and not under a duty of confidentiality, and which was rightfully known to said source.

                         ARTICLE IX - WARRANTIES OF PDTI

               PDTI makes no representations or warranties of any nature whatsoever with respect to the Co-Developed Technology, Co-Developed Devices or PDTI Technology, and ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY PDTI ITS AFFILIATES.


                        ARTICLE X - WARRANTIES OF IRIDEX

               10.1 Warranty. IRIDEX represents and warrants that Co-Developed Devices shall not have been misbranded or adulterated within the meaning of the Act, or of any applicable state or local law. IRIDEX represents and warrants that Co-Developed Devices shall have been manufactured, packaged, labeled, stored and shipped in conformity with all applicable GMP requirements. IRIDEX further represents and warrants that it shall promote, market and sell Co-Developed Devices in accordance with all applicable FDA, state and local regulations and in accordance with the NDA or PMA.

               10.2 Reasonable Commercial Efforts. IRIDEX agrees that it shall use commercially reasonable efforts to promote, market and sell Co-Developed Devices manufactured hereunder.

               10.3 No Other Product Warranties. Except as expressly provided for in this Article X, IRIDEX makes no representations or warranties of any nature whatsoever with respect to the Co-Developed Technology, Co-Developed Devices or IRIDEX Technology, and ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY IRIDEX AND ITS AFFILIATES.


                         ARTICLE XI - MUTUAL WARRANTIES

               11.1 Right, Power and Authority to Execute. Each party hereby represents and warrants to the other party that it has full right, power and authority to enter into this Agreement and that the Agreement has been duly authorized by all necessary actions of its directors and shareholders and constitutes a valid and binding obligation enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and other laws of general application affecting enforcement of creditors' rights generally, rules of law governing specific performance, injunction relief or other equitable remedies.

               11.2 Corporate Good Standing. Each party represents and warrants to the other party that it is a corporation duly organized and validly existing and in good standing under the laws of its respective jurisdiction of incorporation and that no consent of any third party is or shall be required in order for the representing party to comply with the terms of this Agreement. Execution, delivery and performance of this Agreement will not violate the terms of any contract, instrument, agreement, judgment, decree, order, rule or regulation to which the representing party is a party or by which it is bound.

               11.3 Duration of Representations and Warranties. Each party represents and warrants to the other party that the representations and warranties set forth in this Article XI shall be true as of the Effective Date of this Agreement.


                        ARTICLE XII - TERM & TERMINATION

               12.1 Term of Agreement. This Agreement shall be effective as of the date first set forth hereinabove ( "Effective Date"), and shall continue in full force and effect for ten (10) years from the date of first NDA or PMA approval for commercial sale of Co-Developed Devices. Provided that both parties agree in writing, at least one hundred eighty (180) days prior to the expiration of the then existing term, PDTI and IRIDEX shall have the option to extend the term of this Agreement by successive two (2) year periods.

               12.2 Termination for Material Breach. Either party may terminate this Agreement in the event of a material breach by the other, provided that the party asserting such breach first serves written notice of the alleged material breach on the offending party and such alleged breach is not cured within sixty
(60) days of said notice unless such material breach cannot be cured within said period in which case the cure period will be extended an additional ninety (90) days if the offending party has taken reasonable steps to cure the material breach within the sixty (60) day period.

               12.3 Termination for Insolvency. In the event that either party becomes insolvent or shall suspend its business, or shall file a voluntary petition or any answer admitting the jurisdiction of the court and the material allegations of, or shall consent to, an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of a receiver or trustee of all or a substantial part of its property (such party, upon the occurrence of any such event, a "Bankrupt Party"), then to the extent permitted by the law the other party hereto may thereafter immediately terminate this Agreement by giving written notice of termination to the Bankrupt Party, unless the proceeding is dismissed within ninety (90) days of its filing.

               12.4 Effect of Expiration or Termination. Expiration or earlier termination of this Agreement shall not extinguish rights or obligations previously accrued or vested. Upon such expiration or earlier termination IRIDEX may, at its option, liquidate such inventory of Co-Developed Devices as IRIDEX may have at the time of such expiration or termination, subject to the obligation of IRIDEX to pay royalties on such inventory in accordance with
Article V. Articles VIII, XIII and XIV shall survive such expiration or termination of this Agreement.

                         ARTICLE XIII - INDEMNIFICATION

               13.1 PDTI Indemnity. PDTI agrees to indemnify, protect and defend IRIDEX and hold IRIDEX harmless from and against any claims, damages, liability, harm, loss, costs, penalties, lawsuits, threats of lawsuit, judgments, recalls or other governmental action, including reasonable attorneys' fees, brought or claimed by any third party which (i) arise as the result of PDTI's breach of this Agreement or of any warranty or representation made by PDTI under this Agreement or (ii) result from the grossly negligent acts or willful malfeasance on the part of PDTI or its employees or agents in connection with PDTI's manufacture, use, sale, marketing or distribution of Co-Developed Devices or other activities or actions in connection with the Co-Developed Devices; or
(iii) result from any claim made against IRIDEX in connection with PDTI Technology. Upon the filing of any such legal claim or lawsuit against IRIDEX, IRIDEX shall promptly notify PDTI, in writing, of any such claim and PDTI shall, at its expense, with attorneys reasonably acceptable to IRIDEX, handle, defend and control such claim or lawsuit.

               13.2 IRIDEX Indemnity. IRIDEX agrees to indemnify, protect, and defend PDTI and hold PDTI harmless from and against any claims, damages, liabilities, harm, loss, costs, penalties, lawsuits, threats of lawsuit, judgments, recalls or other governmental action, including reasonable attorneys' fees, brought or claimed by any third party, which (i) arise as a result of IRIDEX's breach of this Agreement or of any warranty or representation made by IRIDEX under this Agreement; or, (ii) result from the grossly negligent acts or willful malfeasance on the part of IRIDEX or its employees or agents, in connection with IRIDEX's manufacture, use, sale, marketing or distribution of Co-Developed Devices or other activities or actions in connection with the Co-Developed Devices; or (iii) result from any claim made against PDTI in connection with IRIDEX Technology. Upon the filing of any such legal claim or lawsuit against PDTI, PDTI shall promptly notify IRIDEX, in writing, of any such claim IRIDEX shall, at its expense, with attorneys reasonably acceptable to PDTI, handle, defend, and control such claim or lawsuit.

               13.3 Notice of Defense of Actions. Each party shall give the other prompt notice of any potential liability, and promptly after receipt by a party claiming indemnification under this Article XIII, of notice of the commencement of any action, such indemnified party shall notify the indemnifying party of the commencement of the action and generally summarize such action. The indemnifying party shall have the right to participate in and to assume the defense of such action with counsel of its choosing. An indemnifying party shall not have the right to direct the defense in such an action of an indemnified party if counsel to such indemnified party has reasonably concluded that there may be defenses available to it that are different from or additional to those available to the indemnifying party; provided, however, that in such event, the indemnified party shall bear the fees and expenses of separate counsel reasonably satisfactory to the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action, if materially prejudicial to the ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Article
XIII. No settlement of any claim or action may be made without the consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

                           ARTICLE XIV - MISCELLANEOUS

               14.1 Force Majeure. No party to this Agreement shall be liable to another party for any loss, injury, delay, damage or other casualty suffered or incurred by such other party due to strikes, lockouts, accidents, fire, delays in manufacture, transportation or delivery of material, embargoes, inability to ship, explosions, floods, war, governmental action or any other cause similar thereto which is beyond the reasonable control of such other party and any failure or delay by a party in the performance of any of its obligations under this Agreement, other than the payment of money, shall not be considered as a breach of this Agreement due to, but only so long as there exists, one or more of the foregoing causes.

               14.2 Relationship. This Agreement shall not be construed to create between the parties hereto or their respective successors or permitted assignees the relationship of principal and agent, joint ventures, co-partners or any other similar relationship, the existence of which is hereby expressly denied by each party. The parties shall not be liable to any third party in any way for engagement, obligation, contract, representation or transaction or for any negligent act or omission to act of the other except as expressly provided.

               14.3 Governing Law. The provisions of this Agreement shall be governed in all respects by the laws of the State of California.

               14.4 Notice. All notices, proposals, submissions, offers, approvals, agreements, elections, consents, acceptances, waivers, reports, plans, requests, instructions and other communications required or permitted to be made or given hereunder (all of the foregoing hereinafter collectively referred to as "Communications") shall be in writing, and shall be deemed to have been duly made or given when: (a) delivered personally with receipt acknowledged; (b) sent by registered or certified mail or equivalent, return receipt requested, or (c) sent by facsimile or telex (which shall promptly be confirmed by a writing sent by registered or certified mail or equivalent, return receipt requested), or (d) sent by recognized overnight courier for delivery within twenty-four (24) hours, in each case addressed or sent to the parties at the following addresses and facsimile numbers or to such other or additional address or facsimile as any party shall hereafter specify by Communication to the other parties:

PDTI:                PDT, Inc.
                     7408 Hollister Avenue
                     Santa Barbara, CA 93117
                     U.S.A.
                     Attn: President
                     Fax # 805-685-2959

With a copy to:      Bryan Cave LLP
                     One Metropolitan Square
                     211 No. Broadway, Suite 3600
                     St. Louis, MO 63102-2750
                     U.S.A.
                     Attn: James A. Kearns III or James L. Nouss, Jr.
                     Fax #314-259-2020


IRIDEX:              IRIDEX Corporation
                     340 Pioneer Way
                     Mountain View, CA 94041
                     U.S.A.
                     Attn: President
                     Fax #415-962-0486


With a copy to:      Wilson Sonsini Goodrich & Rosati
                     650 Page Mill Road
                     Palo Alto, CA 94304
                     U.S.A.
                     Attn: Judith M. O'Brien
                     Fax# 415-493-6811

               Notice of change of address shall be deemed given when actually received, all other Communications shall be deemed to have been given, received and dated on the earlier of: (i) when actually received, or on the date when delivered personally; (ii) one (1) day after being sent by facsimile, cable, telex (each promptly confirmed by a writing as aforesaid) or overnight courier; or four (4) business days after mailing.

               14.5 Legal Construction. In case any one or more of the provisions contained in this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

               14.6 Entire Agreement, Modifications, Consents, Waivers. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Each party hereto may, by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party to be performed or complied with. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

               14.7 Section Headings: Construction. The section headings and titles contained herein are each for reference only and shall not be deemed to affect the meaning or interpretation of this agreement. The words "hereby", "herein", "hereinabove", "hereinafter", "hereof' and "hereunder", when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural, the conjunctive shall include the disjunctive and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

               14.8 Execution Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.


                     ARTICLE XV - BINDING EFFECT; ASSIGNMENT

               In entering into this Agreement, each party hereto has relied upon the expertise and capabilities of the other. Accordingly, the parties may not directly or indirectly assign, delegate, encumber or in any other manner transfer any of its rights, remedies, obligations, liabilities or interests in or arising under this Agreement, without the prior consent of the other, which consent shall not be unreasonably withheld or delayed, except that either party (an "Assigning Party") may directly or indirectly assign, delegate, encumber or in any other manner transfer any of its rights, remedies, obligations, liabilities or interests in or arising under this Agreement, upon prior notice to (but without obtaining the prior consent of the other party) to: (a) any affiliate of the Assigning Party, or (b) any entity which succeeds, by purchasing stock or assets, by merger or otherwise, to all or substantially all of the assets of the Assigning Party or right, title and interest of the Assigning Party to Co-Developed Devices. Any attempted assignment, delegation, encumbrance or other transfer in violation of this Agreement shall be void and of no effect, and shall be a material breach hereof.


                      ARTICLE XVI - RESOLUTION OF DISPUTES

               16.1 Mediation. Except for any claims relating to the validity, construction, scope, enforceability or infringement of any Patent rights, which claims shall be resolved by a court of competent jurisdiction, and except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order or preliminary injunction to preserve the status quo or prevent irreparable harm pending the selection and confirmation of a panel of arbitrators, any dispute arising under this Agreement shall be resolved through a mediation-arbitration approach. The parties agree to first try to resolve the dispute informally with the help of a mutually agreed-upon mediator.

If it proves impossible to arrive at a mutually satisfactory solution through mediation, the parties agree, upon the written demand of either party, to submit their dispute to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

               16.2 Arbitration. The arbitration may be conducted by one impartial arbitrator by mutual agreement or by three arbitrators if the parties are unable to agree on a single arbitrator within 30 days of first demand for arbitration. All arbitrators are to be selected from a panel of candidates having a background or training in photodynamic therapy, photoreactive drugs or related light devices. The arbitrator or arbitrators shall determine the place or places of arbitration having due regard for the convenience of the parties and witnesses and the location of records. Upon request of a party, the arbitrators shall have the authority to permit discovery to the extent they deem appropriate. A court reporter shall record the arbitration hearing and the reporter's transcript shall be the official transcript of the proceeding. The arbitrators shall have no power to add or detract from the agreements of the parties and may not make any ruling or award that does not conform to the terms and conditions of this Agreement. The arbitrators shall have the authority to grant injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law. The arbitrators shall have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages. The arbitrators shall specify the basis for any damage award and the types of damages awarded. The decision of the arbitrators shall be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction by either party. The prevailing party in the arbitration proceedings shall be awarded reasonable attorney fees, expert witness costs and expenses, and all other costs and expenses incurred directly or indirectly in connection with the proceedings, unless the arbitrators shall for good cause determine otherwise.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.


PDT, INC.                               IRIDEX CORPORATION

By: /s/ John Philpott                   By:  /s/ Theodore Boutacoff
   -------------------------------         -----------------------------------
Title: Chief Financial Officer          Title: President and CEO
      ----------------------------            --------------------------------
Date:  May 28, 1996                     Date:  May 28, 1996
      ----------------------------            --------------------------------